Exhibit 2.2

WARRANT PURCHASE AGREEMENT

THIS WARRANT PURCHASE AGREEMENT (this “Agreement”), dated as of September 22, 2017, is made by and between Kingswood Capital Management, LLC (“Buyer”) and Bank of America, N.A. (the “Holder”).  Buyer and Holder are referenced throughout as the “parties” and each a “party.” Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Common Stock Purchase Warrant dated as of August 9, 2017 issued by Versar, Inc. (the “Company”) in favor of Holder (the “Warrant”).  The Company has executed this Agreement for purposes of waiving certain requirements set forth in Section 7(c) of the Warrant.

WHEREAS, the Company and Holder are parties to the Warrant, pursuant to which, among other things, the Company has granted Holder the right to purchase from the Company the Warrant Shares, subject to the terms, conditions and adjustments provided in the Warrant; and

WHEREAS, the Buyer wishes to purchase from the Holder, and the Holder has agreed to transfer and sell to the Buyer, the Warrant with the price paid for the Warrant as set forth in Section 2(a) hereto, in accordance with and subject to the terms set forth below (such mutual agreement to purchase, transfer and sell the Warrant being herein referred to as the “Purchase”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.                                      Definitions

(a)                                 Certain Terms.  The following terms (whether or not underlined) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Buyer” is defined in the preamble.

“Closing Date” shall mean September 22, 2017.

“Closing” is defined in Section 2(a).

“Company” is defined in the preamble.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, territory, county, city or other political subdivision of any country, in each case whether U.S. or non-U.S.

“Holder” is defined in the recitals.

“Organic Documents” means for any Person, its certificate of incorporation, memorandum and articles of association, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Capital Stock.

“Purchase” is defined in the recitals.

“Warrant Purchase Amount” is defined in Section 2(a).

“Warrant” is defined in the recitals.

2.                                      Purchase of Warrant.

(a)                                 Closing Conditions.  Upon the consummation of all of the following, Holder shall be deemed to have sold, assigned and transferred, and the Buyer shall be deemed to have purchased, the Warrant:

(i)                                     the Holder’s receipt of an aggregate purchase price of $15,000.00 (the “Warrant Purchase Amount”) via wire transfer to an account designated by Holder,

(ii)                                  Buyer’s execution and delivery of this Agreement,

(iii)                               Buyer’s execution and delivery of a signature page to a Notice of Assignment as set forth on Schedule A hereto; and

(iv)                              Holder’s execution and delivery of a signature page to a Notice of Assignment as set forth on Schedule A hereto (such time as all of the following have occurred, the “Closing”).

(b)                                 Delivery of Warrant. Holder agrees, promptly following the Closing, to deliver the original Warrant and the Notice of Assignment to the Company such that the Company may issue to Buyer a replacement Warrant in accordance with the terms of the Warrant.

(c)                                  Further Assurances.  Each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable, and to execute and deliver such documents and other papers, as may be reasonably requested by the other party hereto in order to consummate and evidence the transactions contemplated herein.

3.                                      Representations and Warranties of the Holder.  The Holder hereby represents and warrants, as of the Closing Date, as follows:

(a)                                 Ownership. The Holder is the sole owner of, and has good title to, the Warrant.

(b)                                 Due Authorization. The execution and delivery by Holder of this Agreement and the performance by Holder of its obligations hereunder have been duly authorized by all necessary corporate or similar action.

(c)                                  Due Execution and Delivery. This Agreement has been duly executed and delivered by the Holder and that it constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d)                                 No Conflict. The execution and delivery of this Agreement does not, and will not, conflict with any agreement, order or other instrument binding upon the Holder.

4.                                      Representations and Warranties of the Buyer.  Buyer hereby represents and warrants, as of each Closing Date, as follows:

(a)                                 Power and Authority.  Buyer is validly existing and in good standing under its jurisdiction of organization and has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)                                 Due Authorization.  The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly authorized by all necessary corporate or similar action.

(c)                                  Due Execution and Delivery.  This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable in accordance with its, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d)                                 No Conflicts.  The execution, delivery and performance by Buyer of this Agreement (including the payment of its ratable portion of the Warrant Purchase Amount as provided herein and on the dates set forth herein) does not and will not (or appropriate waiver(s) from the applicable party or parties has been obtained such that this Agreement does not and will not) (i) violate, conflict with or result in the breach of any provision of such Buyer’s Organic Documents or any resolution adopted by the board of directors or stockholders of such Buyer, or (ii) conflict with or violate any law, regulation, order, writ, judgment, injunction, decree or other stipulation or award by any Governmental Authority applicable to the Company or any of its assets or properties.

(e)                                  No Finder’s Fee, Broker’s Fee, etc.  Buyer has not, directly or indirectly, dealt with any person acting in the capacity of a finder or broker, in connection with the transactions contemplated by this Agreement.

(f)                                   Investment.  The Buyer is acquiring the Warrant, and any Warrant Shares that it may acquire upon exercise of the Warrant, for investment for its own account, the accounts of its Affiliates or the accounts of Persons for whom the Buyer exercises discretionary investment authority (all of whom the Buyer hereby represents and warrants are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Act), not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution of the Warrant or the Warrant Shares.  The Buyer has been advised and understands that the Warrant has not been, and the Warrant Shares at the time of their issuance may not be, registered under the Securities Act or any state securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.  Accordingly, if the Buyer should in the future decide to dispose of the Warrant or any of the Warrant Shares, the Buyer understands and agrees that it may do so only in compliance with the Securities Act and any applicable state securities law, as then in effect, including a sale contemplated by any registration statement pursuant to which such securities are being offered, or pursuant to an exemption from the Securities Act.  By executing this Agreement, the Buyer further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant direct participation to any third Person with respect to the Warrant or any of the Warrant Shares.

(g)                                  Nature of the Buyer.  The Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Act, and the Buyer shall submit to the Holder such further assurances of such status as may be reasonably requested by the Holder.  The Buyer (i) has the knowledge, sophistication and experience in making similar investments and in business and financial matters necessary to evaluate the merits and risks of the purchase of the Warrant, (ii) has carefully reviewed and understands the risks of, and other considerations relating to the purchase of the Warrant and the tax consequences of the investment, (iii) has no need for liquidity of the investment in the Warrant and has the ability to bear the economic risks of such investment, and (iv) at the present time, can afford a complete loss of such investment.

(h)                                 Receipt of Information.  The Buyer has received all the information it considers necessary or appropriate for deciding whether to acquire the Warrant. The Buyer has had an opportunity to ask questions and receive answers from the Holder regarding the terms and conditions of the Holder’s sale of the Warrant and the business and financial condition of the Company and to obtain additional information necessary to verify the accuracy of any information furnished to it or to which it had access. The Buyer has not received, or is not relying on, any representations or warranties from the Holder, other than as provided herein.  The Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company, which investigation, review and analysis was done by the Buyer and, to the extent Buyer deemed appropriate, by the Buyer’s Representatives.  In entering into this Agreement, the Buyer acknowledges that it has relied upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Holder (except the specific representations and warranties of the Holder set forth in Section 3 of this Agreement).

(i)                                     Restricted Securities and Non-Reliance.  (i) The Buyer understands that the Warrant is, and upon exercise the Warrant Shares may be, characterized as a “restricted security” under the U.S. federal securities laws inasmuch as they are being acquired from the Holder in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  Consequently, the Buyer understands that it will be required to retain ownership of the Warrant and Warrant Shares and bear the economic risks of the investment in the Warrant and Warrant Shares for an indefinite period of time.  In this connection, the Buyer represents that it is knowledgeable with respect to Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  The Buyer understands that no public market exists for the Warrant and that such a market may never develop. (ii) The Buyer understands that neither the Holder nor any of its Affiliates is acting as a financial advisor or fiduciary of the Buyer (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and thereby, and no investment advice has been given by the Holder or any of its respective Representatives in connection with this Agreement and the transactions contemplated hereby and thereby.  The Buyer acknowledges that the Holder has not provided any accounting, legal or tax advice to the Buyer, but the Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Warrant.  The Buyer understands and acknowledges that its purchase of the Warrant involves a high degree of risk and uncertainty.

(j)                                    Reliance by the Holder.  The Buyer understands and acknowledges that the Warrant is being offered and sold to it in reliance on a specific exemption from the registration requirements of U.S. federal and state securities laws and that the Holder is relying upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth in this Agreement in order to determine the availability of such exemption and the eligibility of the Buyer to acquire the Warrant.

(k)                                 Restrictive Legend.  The Buyer understands that there are substantial restrictions on the transferability of the Warrant and the Warrant Shares and that the certificates evidencing the Warrant will bear a restrictive legend in the form set forth in the Warrant, in addition to any legends required by applicable law.

(l)                                     No General Solicitation; No Advertising.  The Buyer acknowledges that neither the Holder nor any other Person offered to sell the Warrant to it by means of any form of general solicitation or general advertising, including, but not limited to: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or (b) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

(m)                             No Governmental Review.  The Buyer acknowledges that no federal or state agency has passed upon the Warrant or made any finding or determination as to the fairness or advisability of any investment therein.

(n)                                 Holder Counsel Does Not Represent the Buyer.  The Buyer understands and acknowledges that Moore & Van Allen PLLC represents the Holder, and not the Buyer, in connection with the sale of the Warrant to which this Agreement relates.

(o)                                 Information Not Disclosed.  (i) The Buyer acknowledges and understands that (i) the Holder and its Affiliates possess material nonpublic information regarding the Company not known to the Buyer that may impact the value of the Warrant, including, without limitation, (y) information otherwise received from the Company on a confidential basis, and (z) information received on a privileged basis from the attorneys and financial advisers representing the Company and its Board of Directors (collectively, the “Information”), and that the Holder is not disclosing the Information to the Buyer. The Buyer understands, based on its experience, the disadvantage to which the Buyer is subject due to the disparity of information between the Holder and the Buyer. Notwithstanding such disparity, the Buyer has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated by this Agreement. (ii) the Buyer agrees that none of the Holder or its affiliates, principals, stockholders, partners, employees and agents shall have any liability to the Buyer or its affiliates, principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with the Holder’s use or non-disclosure of the Information or otherwise as a result of the transactions contemplated by this Agreement, and the Buyer hereby irrevocably waives any claim that it might have based on the failure of the Holder to disclose the Information.  (iii) The Buyer acknowledges that (A) the Holder is relying on the Buyer’s representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transactions contemplated by this Agreement; and (B) without such representations, warranties and agreements, the Holder would not enter into this Agreement or engage in the transactions contemplated by this Agreement.

5.                                      Miscellaneous.

(a)                                 Severability.  In case any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(b)                                 Cross-References; Headings.  References in this Agreement to any Section are, unless otherwise specified, to Section of this Agreement.  Headings and captions used in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

(c)                                  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d)                                 Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile (or other electronic transmission) shall be effective as delivery of a manually executed counterpart of this Agreement.

(e)                                  Notices.  All notices, requests, consents and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (a) upon personal delivery, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business day after the Business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient. All communications shall be sent to the respective parties at their addresses as set forth on the signature pages hereto, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 5(f). If notice is given to a Holder, a copy (which shall not constitute notice) shall also be sent to James R. Langdon, Moore & Van Allen PLLC, 100 N. Tryon Street, Suite 4700, Charlotte, NC 28202.

(f)                                   Amendment and Waivers. Any term of this Agreement may be amended only with the written consent of the Buyer and the Holder. The observance of any term of this Agreement may be waived by the Holder or the Buyer (either generally or in a particular instance and either retroactively or prospectively) only if such waiver is in writing and signed by the party to be bound thereby.

(g)                                  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

BANK OF AMERICA, N.A.

By:	/s/ Heather Strickland
	Name:	Heather Strickland
	Title:	Senior Vice President

Address:

Bank of America, N.A.
100 N. Tryon St. 27th Floor
NC1-007-27-02
Charlotte, NC 28255
Attn: Heather Strickland

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

BUYER:

KINGSWOOD CAPITAL MANAGEMENT, LLC

By:	/s/ Alex Wolf
Name:	Alex Wolf
Title:	Authorized Signatory

Address:

11777 San Vicente Blvd., Suite 650
Los Angeles, CA 90049

IN WITNESS WHEREOF, the Company hereby acknowledges and accepts the execution of this Agreement, as of the day and year first above written for purposes of (i) waiving the obligation of Holder to deliver to the Company an opinion of legal counsel in connection with the transfer contemplated by this Agreement, and (ii) approving the form of assignment attached hereto as Schedule A.

COMPANY:

VERSAR, INC.,

By:	/s/ James D. Villa
Name:	James D. Villa
Title:	Senior Vice President and General Counsel

Address:

Schedule A

Notice of Assignment

NOTICE OF ASSIGNMENT FORM

FOR VALUE RECEIVED, the Holder (the “Assignor”) hereby sells, assigns and transfers all of the rights of the undersigned Assignor under the attached Warrant with respect to the number of shares of common stock of Versar, Inc. (the “Company”) covered thereby set forth below, to the following “Assignee” and, in connection with such transfer, represents and warrants to the Company that the transfer is in compliance with the provisions of Section 7 of the Warrant (other than those which have been waived by the Company) and with applicable federal and state securities laws:

NAME OF ASSIGNEE	ADDRESS/FAX NUMBER

KINGSWOOD CAPITAL MANAGEMENT, LLC	11777 San Vicente Blvd., Suite 650
Los Angeles, CA 90049

Number of shares:	BANK OF AMERICA, N.A.

Dated: September , 2017
Signature:
By: Heather Strickland
Its: Senior Vice President

ASSIGNEE ACKNOWLEDGMENT

The undersigned Assignee acknowledges that it has reviewed the attached Warrant and by its signature below it hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the Warrant as of the date hereof, including Section 7 thereof.

KINGSWOOD CAPITAL MANAGEMENT, LLC

Signature:
By:	Alex M. Wolf
Its:	Authorized Signatory

Address:
11777 San Vicente Blvd., Suite 650
Los Angeles, CA 90049